Exhibit 21

SUBSIDIARIES OF NACCO INDUSTRIES, INC.

The following is a list of active subsidiaries as of the date of the filing with the Securities and Exchange Commission of the Annual Report on Form 10‑K to which this is an Exhibit. Except as noted, all of these subsidiaries are wholly owned, directly or indirectly.

Name	Incorporation

Altoona Services, Inc.	Pennsylvania
America Lignite Energy LLC	Delaware (50%)
Bellaire Corporation	Ohio
Bisti Fuels Company, LLC	Nevada
C&H Mining Company, Inc.	Alabama
Caddo Creek Resources Company, LLC	Nevada
Camino Real Fuels, LLC	Nevada
Centennial Natural Resources, LLC	Nevada
Coyote Creek Mining Company, LLC	Nevada
Demery Resources Company, LLC	Nevada
The Coteau Properties Company	Ohio
The Falkirk Mining Company	Ohio
GRENAC, LLC	Delaware (50%)
Grupo HB/PS, S.A. de C.V.	Mexico
Hamilton Beach Brands Canada, Inc.	Ontario (Canada)
Hamilton Beach Brands Do Brasil Comercializacao de Produtos Electricos Ltda	Brazil (99.5%)
Hamilton Beach Brands de Mexico, S.A. de C.V.	Mexico
Hamilton Beach Brands, Inc.	Delaware
Hamilton Beach Brands, (HK) Limited	Hong Kong (PRC)
Hamilton Beach Electrical Appliances (Shenzhen) Company Limited	China
Hamilton Beach, Inc.	Delaware
Housewares Holding Co.	Delaware
The Kitchen Collection, LLC	Ohio
Liberty Fuels Company, LLC	Nevada
Mississippi Lignite Mining Company	Texas
Mitigation Resources of North America, LLC	Nevada
NAM - CSA, LLC	Nevada
NAM - MCA, LLC	Nevada
NAM - WFA, LLC	Nevada
NoDak Energy Investments Corporation	Nevada
NoDak Energy Services, LLC	Delaware
The North American Coal Corporation	Delaware
North American Coal Corporation India Private Limited	India
North American Coal Royalty Company	Delaware
Otter Creek Mining Company LLC	Nevada
Red Hills Property Company LLC	Mississippi
The Sabine Mining Company	Nevada
TRU Global Energy Services, LLC	Delaware
TRU Energy Services, LLC	Nevada
Reed Hauling, Inc.	Alabama
Reed Minerals, Inc.	Alabama
Weston Brands, LLC	Ohio
Yockanookany Mitigation Resources, LLC	Nevada